CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$903,000	$123.17

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 23, 2013 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$903,000

AutoCallable Yield Notes due January 27, 2014

Linked to the Lesser Performing Reference Asset of the S&P 500® Index

and Market Vectors® Gold Miners ETF

Global Medium-Term Notes, Series A, No. E-7693

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 23, 2013

Issue Date:	January 28, 2013

Final Valuation Date*:	January 22, 2014 (or if such date is not a Reference Asset Business Day, the next following Reference Asset Business Day)

Maturity Date*:	January 27, 2014 (or, if the Final Valuation Date is postponed, the third Business Day following the Final Valuation Date as postponed)

Reference Assets:

The S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”) and the Market Vectors® Gold Miners ETF (the “ETF”) (Bloomberg ticker symbol: “GDX UP <Equity>”).

The Index and the ETF are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	9.50% per annum

Interest Payment Dates:	Monthly, payable in arrears on each of the following days: February 28, 2013, March 28, 2013, April 26, 2013, May 29, 2013, June 27, 2013, July 26, 2013, August 28, 2013, September 26, 2013, October 28, 2013, November 29 2013, December 27, 2013 and the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: 7.79% of the amount of the monthly interest payment Put Premium: 92.21% of the amount of the monthly interest payment

Automatic Call:	On any Call Valuation Date, if the Closing Value of each Reference Asset on such Call Valuation Date is greater than or equal to its respective Initial Value, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any accrued but unpaid interest to, but excluding, the relevant scheduled Interest Payment Date immediately following such Call Valuation Date.

Call Valuation Dates:	April 23, 2013, July 23, 2013, October 23, 2013; provided, however, that if (i) a day that would otherwise be a Call Valuation Date (the “scheduled date”) is not a Reference Asset Business Day or (ii) a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled date, the relevant Call Valuation Date shall be the first Reference Asset Business Day preceding the scheduled date on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

Reference Asset Business Day:	A day that is both (i) an Index Business Day with respect to the Index and (ii) a Trading Day with respect to the ETF.

Early Redemption Date:	With respect to a Call Valuation Date, the Interest Payment Date immediately following such Call Valuation Date.

Business Day Convention:	Following; Unadjusted

Business Days:	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final interest payment, a cash payment determined as follows:

•      If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•      If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than 0%, $1,000 per $1,000 principal amount Note;

•      If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performance of the Reference Asset that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Value of either Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Index Business Day or Trading Day, as applicable to such Reference Asset, during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to a Reference Asset on an Index Business Day or Trading Day, as applicable to such Reference Asset, during the Observation Period, the Closing Value of such Reference Asset on such Index Business Day or Trading Day, as the case may be, will be disregarded for purposes of determining whether a Knock-In Event occurs.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

For a description of Market Disruption Events that are applicable to the ETF, please see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Closing Value:

With respect to the Index, for any applicable Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ETF, for any Trading Day, the official closing price per share of the ETF on that Trading Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “GDX UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Knock-In Barrier:

With respect to the Index, 1,121.09, the Initial Value of the Index multiplied by 75%, rounded to the nearest hundredth.

With respect to the ETF, $33.42, the Initial Value of the ETF multiplied by 75%, rounded to the nearest hundredth.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to the Index, 1,494.78, the Closing Value of the Index on the Initial Valuation Date. With respect to the ETF, $44.56, the Closing Value of the ETF on the Initial Valuation Date.

Final Value:	With respect to a Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TMJ3 and US06741TMJ33

*	Subject to postponement in the event of a market disruption event with respect to either Reference Asset, as described under “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.35%	97.65%
Total	$903,000	$21,220.50	$881,779.50

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.35% of the principal amount of the Notes, or $23.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Value of the Index is 1,494.78, (ii) the Initial Value of the ETF is $44.56, (iii) the Knock-In Barrier with respect to the Index is 1,121.09 (the Initial Value of the Index multiplied by 75.00%, rounded to the nearest hundredth), (iv) the Knock-In Barrier with respect to the ETF is $33.42 (the Initial Value of the ETF multiplied by 75.00%, rounded to the nearest hundredth), (v) no Market Disruption Event occurs with respect to either Reference Asset during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, any of the following events occur: (i) the Closing Level of the Index on any Index Business Day with respect to the Index during the Observation Period is less than its Knock-In Barrier (i.e., 1,121.09, given the assumed Initial Level set forth above) or (ii) the Closing Value of the ETF on any Trading Day during the Observation Period is less than its Knock-In Barrier (i.e., $33.42, given the assumed Initial Value set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

Step 2: Determine the Reference Asset Return of the Lesser Performing Reference Asset.

To determine the Reference Asset Return of the Lesser Performing Reference Asset, the Calculation Agent will first calculate the Reference Asset Return of each Reference Asset and determine which one is lower. The Reference Asset with the lower Reference Asset Return will be the Lesser Performing Reference Asset and its Reference Asset Return will be the Reference Asset Return of the Lesser Performing Reference Asset. The Reference Asset Return of a Reference Asset is calculated by the Calculation Agent equal to the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Reference Asset Return of the Lesser Performing Reference Asset, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) principal amount of your Notes, plus (ii) product of (a) principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lesser Performing Reference Asset. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performances for the Reference Assets:

Index Final Value	ETF Final Value ($)	Reference Asset Return of the Index	Reference Asset Return of the ETF	Reference Asset Return of The Lesser Performing Reference Asset	Payment at Maturity* (Not including any interest payment)
3064.30	89.12	105.00%	100.00%	100.00%	$1,000
2840.08	86.89	90.00%	95.00%	90.00%	$1,000
2765.34	80.21	85.00%	80.00%	80.00%	$1,000
2541.13	77.98	70.00%	75.00%	70.00%	$1,000
2466.39	71.30	65.00%	60.00%	60.00%	$1,000
2242.17	69.07	50.00%	55.00%	50.00%	$1,000
2167.43	62.38	45.00%	40.00%	40.00%	$1,000
1943.21	60.16	30.00%	35.00%	30.00%	$1,000
1868.48	53.47	25.00%	20.00%	20.00%	$1,000
1644.26	49.91	10.00%	12.00%	10.00%	$1,000
1494.78	44.56	0.00%	0.00%	0.00%	$1,000
1644.26	42.33	10.00%	-5.00%	-5.00%	$950.00
1345.30	42.33	-10.00%	-5.00%	-10.00%	$900.00
1524.68	35.65	2.00%	-20.00%	-20.00%	$800.00
1121.09	37.88	-25.00%	-15.00%	-25.00%	$750.00
1195.82	31.19	-20.00%	-30.00%	-30.00%	$700.00
896.87	31.19	-40.00%	-30.00%	-40.00%	$600.00
822.13	22.28	-45.00%	-50.00%	-50.00%	$500.00
747.39	17.82	-50.00%	-60.00%	-60.00%	$400.00
448.43	15.60	-70.00%	-65.00%	-70.00%	$300.00
373.70	8.91	-75.00%	-80.00%	-80.00%	$200.00
149.48	6.68	-90.00%	-85.00%	-90.00%	$100.00
74.74	0.00	-95.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: The Index increases from an Initial Value of 1,494.78 to a Final Value of 1,868.48, and the ETF increases from an Initial Value of $44.56 to a Final Value of $53.47.

Because the Reference Asset Returns of both of the Reference Assets are positive, the Reference Asset Return of the Lesser Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The Index increases from an Initial Value of 1,494.78 to a Final Value of 1,644.26 and the ETF decreases from an Initial Value of $44.56 to a Final Value of $42.33

Because the Reference Asset Return of the Index is positive and the Reference Asset Return of the ETF is negative, the ETF is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -5.00%. The investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: The Index decreases from an Initial Value of 1,494.78 to a Final Value of 896.87 and the ETF decreases from an Initial Value of $44.56 to a Final Value of $31.19.

Because the Reference Asset Return of the Index of -40.00% is lower, compared with the Reference Asset Return of the ETF of -30.00%, the Index is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -40.00%. The investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

Selected Purchase Considerations

•

Market Disruption Events—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Final Valuation Date will be postponed. If such postponement occurs, the Final Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Final Value of either Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of either Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and includes, the Final Valuation Date as postponed. In the event that the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

•

For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement;

•	Adjustments to the Reference Assets—For a description of adjustments that may affect either of the Reference Assets, see the following sections of the prospectus supplement:

•

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

If on or prior to the Final Valuation Date, the shares or other interests in the ETF (or any successor fund) are de-listed or any the ETF is (or any successor fund) are liquidated or otherwise terminated and the Calculation Agent determines that no successor fund is available, then Calculation Agent may, in its sole discretion, elect to make an adjustment to the Initial Value or Final Value of the ETF or to the method of determining the Reference Asset Return of the ETF, or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the de-listing, liquidation or termination, as applicable, would have had if the Notes represented an actual interest in the ETF equivalent to the notional interest of the Notes in the ETF.

If the Calculation Agent elects not to make an adjustment as described in the preceding paragraph or determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent shall cause the Maturity Date to be accelerated to the fourth business day following the date of that determination and the payment at maturity that you will receive on the Notes will be calculated as though the date of early repayment were the stated Maturity Date of the Notes and as though the Final Valuation Date were the date of de-listing, liquidation or termination, as applicable (or, if such day is not a Reference Asset Business Day or a Market Disruption Event occurs or is continuing on such day, the immediately preceding day that is a Reference Asset Business Day on which no Market Disruption Event occurs or is continuing).

As used above, the terms “successor fund” has the meanings set forth under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement

•

Downside Exposure to U.S. Equities of the Index and to the ETF—The payment at maturity, if any, is linked to the performance of the Index and the ETF. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The ETF is designed to track, before fees and expenses, the performance of the NYSE Arca Gold Miners Index (the “ETF Underlying Index”). For additional information about the Index and the ETF, see the information set forth under “Description of the Index” and “Description of the ETF”, respectively, in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Assets (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the Notes).

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued or unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. If your Notes are so treated, you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Reference Assets, in which case you may be required to include the entire monthly interest payment on the Notes in ordinary income (and not just the interest on the Deposit).

It is possible that the Deposit should not be treated as a short-term debt instrument, in the event that the Final Valuation Date is not a Reference Asset Business Day or due to the possibility that a Market Disruption Event may occur. Should the Deposit be treated as a fixed-rate debt instrument that is not a short-term debt instrument, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index and/or the ETF. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss; You May Lose up to 100% of Your Principal—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Reference Asset Return of the Lesser Performing Reference Asset falls below 0%. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, if on any Call Valuation Date the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant Early Redemption Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes

•	Return Limited to the Monthly Interest Payments—Your return is limited to the monthly interest payments. You will not participate in any appreciation in the level of the Index or the price of the ETF.

•

You Will Not Receive More Than the Principal Amount of Your Notes (Plus the Final Interest Payment) at Maturity—At maturity (assuming that the Notes have not been called prior to maturity), in addition to the final interest payment, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of either or both of the Index and the ETF are positive. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

•

If A Knock-In Event Occurs, the Amount Payable at Maturity (Other Than the Final Interest Payment) is Solely Linked to the Reference Asset Return of the Lesser Performing Reference Asset—If a Knock-In Event occurs, any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Reference Asset Return of the Lesser Performing Reference Asset. The payment at maturity, if any, will not reflect the performance of the Reference Asset that is not the Lesser Performing Reference Asset. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset that is not the Lesser Performing Reference Asset.

•

If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Values of the Reference Assets at Any Time Other than the Final Values of each Reference Asset on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and the payment at maturity will not be based on any value of the Reference Assets other than the Final Value of each Reference Asset on the Final Valuation Date. Therefore, if a Knock-In Event occurs and the Final Value of the Reference Asset that is the Lesser Performing Reference Asset drops on the Final Valuation Date to a value lower than its Initial Value, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop.

•

The Determination of Whether a Knock-In Event Occurs on any Trading Day is Not Based On Any Values of the Reference Assets Other Than the Closing Values of the Reference Assets on such Trading Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Value of either Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Index Business Day or Trading Day, as applicable to such Reference Asset, during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any values of the Reference Assets at any time other than the Closing Values of the Reference Assets on any applicable Index Business Day or Trading Day, as applicable, during the Observation Period. For example, if on an applicable day the value of a Reference Asset drops precipitously shortly before the close of business on such day and such drop causes the Closing Value of such Reference Asset to fall below its Knock-In Barrier, assuming that no Market Disruption Event has occurred or existed with respect to such Reference Asset on such day, a Knock-In Event occurs regardless of whether the value of the Reference Asset is greater than or equal to its Knock-In Barrier at any other time during such day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Knock-In Event occurs been based on the value of a Reference Asset prior to such drop at a time when the value of such Reference Asset was at or above its Knock-In Barrier. The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes, the payment at maturity of the Notes, if any, and your ability to sell your Notes.

•

Whether or Not the Notes Will be Called Automatically Prior to Maturity is Not Based on the Level of the Index or the Price of the ETF at any Time Other Than the Closing Level of the Index and the Official Closing Price of the ETF, Respectively, on the Call Valuation Dates—Whether or not the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions described above will not be based on any level or price of the Index or the ETF, respectively, other than the Closing Value of each Reference Asset on the Call Valuation Dates. Therefore, if on a Call Valuation Date the Closing Value of each Reference Asset increases to a level or price, as the case may be, greater than its respective Initial Value, your Notes will be called automatically and you may not be able to reinvest any amounts received on the applicable Early Redemption Date in a comparable investment with similar risk and yield and your ability to sell your Notes and realize any market appreciation of the value of your Notes may be substantially limited. The Notes would not have been called prior to maturity had such automatic call feature been based on the values of the Reference Assets prior to such increase at a time when the value of either Reference Asset was below its Initial Value on the Initial Valuation Date.

•

If a Knock-In Event Occurs, the Reference Asset Return of the Lesser Performing Reference Asset (and the Payment at Maturity) is Not Based on the Level of the Index or the Price of the ETF at Any Time Other than the Closing Value of each Reference Asset on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and therefore the payment at maturity will not be made based on any value of the Reference Assets other than the Final Values of the Reference Assets (subject to adjustments as described in the prospectus supplement). Therefore, if a Knock-In Event occurs and the Final Value of the Reference Asset that is the Lesser Performing Reference Asset drops on the Final Valuation Date to a level or price, as the case may be, lower than its Initial Value, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your investment in the Notes. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop at a time when the values of the Reference Assets were at or above their respective Initial Values.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or of securities comprising the Index would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the ETF is subject to:

•

The ETF May Underperform the ETF Underlying Index. The performance of the ETF may not replicate the performance of, and may underperform, the ETF Underlying Index. Unlike the ETF Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the ETF Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the ETF Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the ETF Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the ETF Underlying Index

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The Stocks in Which the ETF Generally Invests are Concentrated in One Industry—As described below under “Description of the ETF”, the ETF is designed to replicate, as closely as possible, before fees and expenses, the ETF Underyling Index. In order to achieve its objective, under normal market conditions, the ETF generally invests at least 80% of its assets in securities comprising the ETF Underyling Index. All of the stocks included in the ETF Underyling Index are issued by companies involved primarily in the mining for gold. As a result, the stocks that will, under normal market conditions, determine the performance of the ETF are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks comprising the ETF Underyling Index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the gold mining industry. Accordingly, by investing in the Notes, holders will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.

•

The Performance of the ETF is Generally Linked to the Performance of the Gold Mining Industry, and Adverse Conditions in the Gold Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the ETF invests at least 80% of its assets in companies in the gold mining industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, fluctuations in the market price of gold. Any adverse developments in the metals and mining industry resulting from such factors may have a negative effect on the value of your Notes

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. Similarly, the Internal Revenue Service and Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index and the price of the ETF on any Index Business Day or any Trading Day, respectively, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Index

For information about the S&P 500 Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Description of the ETF

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus, dated May 1, 2012, and other publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (“Van Eck”), the adviser to the ETF. The ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the ETF Underyling Index. Shares of the ETF trade on the NYSE Arca, Inc. under the ticker symbol “GDX”.

Market Vectors ETF Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333-123257 or CIK number 0001137360. In addition, information about the Trust and the ETF may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and Van Eck’s website at www.vaneck.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on Van Eck’s website, or of any other publicly available information about the ETF. Information contained in outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the ETF Underyling Index, which includes the common stocks and American Depositary Receipts of companies involved in the gold mining industry. For more information about the ETF Underyling Index, see “ETF Underlying Index” below.

The ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the ETF Underyling Index by investing in a portfolio of securities that generally replicates the ETF Underyling Index. The ETF normally invests at least 80% of its total assets in securities that comprise the ETF Underyling Index. The ETF may also utilize convertible securities and participation notes to seek performance that corresponds to the ETF Underyling Index.

Correlation

The ETF Underyling Index is a theoretical financial calculation while the ETF is an actual investment portfolio. The performance of the ETF and the ETF Underyling Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the ETF’s portfolio and the ETF Underyling Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the ETF Underyling Index or to the use of passive indexing. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and that of the ETF Underyling Index. Van Eck expects that, over time, the correlation between the ETF’s portfolio and that of the ETF Underyling Index before fees and expenses will be 95% or better.

Industry Concentration Policy

The ETF may concentrate its investments in a particular industry or group of industries to the extent that the ETF Underyling Index concentrates on an industry or group of industries.

Holdings Information

The holding information for the ETF is updated on a daily basis. As of November 30, 2012, the ETF’s top holdings by weight were the stocks of Barrick Gold Corporation (12.75%), Goldcorp Inc. (11.65%), Newmont Mining Corp. (8.62%), Yamana Gold Inc. (5.58%), Agnico-Eagle Mines Ltd. (5.49%), Silver Wheaton Corp. (5.31%), Kinross Gold Corp. (5.04%), AngloGold Ashanti Ltd. (4.85%), Eldorado Gold Corp. (4.70%) and Gold Fields Ltd. (4.70%). For more information about the ETF’s holdings, please consult the ETF’s prospectus and other publicly available information regarding the ETF.

The ETF Underyling Index

All disclosures contained in this pricing supplement regarding the ETF Underyling Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the ETF Underyling Index. NYSE Arca, which owns the copyright and all other rights to the ETF Underyling Index, has no obligation to continue to publish, and may discontinue publication of, the ETF Underyling Index.

The ETF Underyling Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The ETF Underyling Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The ETF Underyling Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the ETF Underyling Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the ETF Underyling Index

The ETF Underyling Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the ETF Underyling Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the ETF Underyling Index was set at 500.00 on December 20, 2002, which is the index base date. The ETF Underyling Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the ETF Underyling Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The ETF Underyling Index is reviewed quarterly to ensure that at least 90% of the ETF Underyling Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the ETF Underyling Index. Components will be removed from the ETF Underyling Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1) the weight of any single component security may not account for more than 20% of the total value of the ETF Underyling Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the ETF Underyling Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the ETF Underyling Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the ETF Underyling Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the ETF Underyling Index, then all stocks greater than 20% of the ETF Underyling Index are reduced to represent 20% of the value of the ETF Underyling Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the ETF Underyling Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the ETF Underyling Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50%

of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the ETF Underyling Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the ETF Underyling Index composition and/or the component security weights in the ETF Underyling Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the ETF Underyling Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the ETF Underyling Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the ETF Underyling Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the ETF Underyling Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the ETF Underyling Index, the ETF Underyling Index divisor may be adjusted to ensure that there are no changes to the ETF Underyling Index level as a result of nonmarket forces.

Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 2008 through January 23, 2013. The closing level of the Index on January 23, 2013 was 1,494.78.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Index on any Call Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Information Regarding the ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	56.87	44.85	47.70
June 30, 2008	51.45	41.61	48.59
September 30, 2008	51.84	27.35	33.79
December 31, 2008	35.49	15.83	33.88
March 31, 2009	38.93	27.15	36.88
June 30, 2009	45.10	30.80	37.82
September 30, 2009	48.40	34.05	45.29
December 31, 2009	55.40	40.92	46.21
March 31, 2010	51.16	39.48	44.41
June 30, 2010	54.83	45.36	51.96
September 30, 2010	56.86	46.80	55.93
December 31, 2010	64.62	53.67	61.47
March 31, 2011	62.02	52.46	60.10
June 30, 2011	64.14	51.10	54.59
September 30, 2011	66.98	53.02	55.19
December 31, 2011	63.70	49.22	51.43
March 31, 2012	57.94	48.05	49.54
June 30, 2012	50.76	39.08	44.77
September 30, 2012	55.25	40.40	53.69
December 31, 2012	54.64	44.16	46.39
January 23, 2013*	47.09	44.36	44.56

*	High, low and closing prices are for the period starting January 1, 2013 and ending January 23, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 2, 2008 through January 23, 2013. The closing price per share of the ETF on January 23, 2013 was $44.56.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.